Exhibit 99.1

FOR IMMEDIATE RELEASE	For Additional Information

Contact: Terrence R. Thomas

or Terry E. George

(614) 356-5000

Dominion Homes Reports Third Quarter Sales

DUBLIN, Ohio - October 7, 2005 - Dominion Homes, Inc. (NASDAQ: DHOM) reported home sales, deliveries and backlog for the three months and nine months ended September 30, 2005.

The Company sold 433 homes during the three months ended September 30, 2005 compared to 598 homes sold during the three months ended September 30, 2004, a 28% decrease. The sales value of the homes sold during the third quarter of 2005 decreased 25% to $81.8 million compared to $109.4 million during the third quarter of 2004. Included in the prior year’s third quarter sales and deliveries are 21 model homes, with a sales value of $3.5 million, which the Company leased back for use as sales models. There were no sales and lease backs of model homes during the third quarter of 2005.

The Company sold 1,714 homes during the nine months ended September 30, 2005, a decrease of 17% from the 2,058 homes sold during the first nine months of 2004. The sales value of the homes sold during the first nine months of 2005 decreased 15% to $325.7 million compared to $385.2 million for the first nine months of 2004. Included in 2005 sales and closings are 20 model homes, with a sales value of $3.2 million, compared to 21 model homes, with a sales value of $3.5 million, for the same period last year.

The Company delivered 549 homes during the three months ended September 30, 2005 compared to 820 homes delivered during the same period a year ago, a 33% decrease. The Company delivered 1,575 homes during the first nine months of 2005, a 29% decrease from the 2,232 homes delivered during the first nine months of 2004.

On September 30, 2005 the Company had a backlog of 771 sales contracts, with a sales value of $154.6 million, compared to a backlog of 845 sales contracts, with a sales value of $166.0 million, on September 30, 2004.

Due to lower than anticipated home sales and deliveries during the third quarter of 2005, the Company’s earnings will be lower than analyst’s expectations. Third quarter 2005 financial results will be announced after the market closes on November 2, 2005 and the Company will host a conference call on November 3, 2005 at 10:00 a.m. Eastern Time. Additional information will be provided at that time. Interested parties may listen by accessing the Company’s website at www.dominionhomes.com.

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently 64 Dominion Homes locations in Central Ohio and Louisville and Lexington, Kentucky. Additional information about the Company and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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